EXHIBIT I
TEEKAY CORPORATION 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08 Bermuda

May 1, 2008

Dear Shareholder:

On behalf of the Board of Directors, it is my pleasure to extend to you an invitation to attend the 2008 Annual Meeting of Shareholders of Teekay Corporation.  The annual meeting will be held at:

Place:	The Royal Automobile Club
The Mall Room
89 Pall Mall
London, SW1Y 5HS

Date:        Tuesday, June 3, 2008

Time:       9:00 a.m. (London Time)

The Notice of Annual Meeting and Proxy Statement is enclosed and describes the business to be transacted at the annual meeting and provides other information concerning Teekay.  The principal business to be transacted at the annual meeting will be (1) the election of directors and (2) the ratification of the selection of Ernst & Young LLP, Chartered Accountants, as Teekay's independent auditors for the fiscal year ending December 31, 2008.

The Board of Directors unanimously recommends that shareholders vote for the election of the nominated directors and the ratification of Ernst & Young LLP, Chartered Accountants, as Teekay's independent auditors.

We know that many of our shareholders will be unable to attend the annual meeting. Proxies are solicited so that each shareholder has an opportunity to vote on all matters that are scheduled to come before the annual meeting. Whether or not you plan to attend the annual meeting, we hope that you will have your stock represented by completing, signing, dating and returning your proxy card in the enclosed envelope as soon as possible.  You may, of course, attend the annual meeting and vote in person even if you have previously returned your proxy card.

Sincerely,

/s/ Bjorn Moller
BJORN MOLLER
President and Chief Executive Officer

2008 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
TABLE OF CONTENTS
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	1
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	2
Q: Why am I receiving these materials?	2
Q: What information is contained in this proxy statement?	2
Q: How may I obtain Teekay's annual report to shareholders?	2
Q: How may I obtain Teekay's Annual Report on Form 20-F filed with the SEC?	2
Q: What items of business will be voted on at the annual meeting?	2
Q: How does the Board recommend that I vote?	2
Q: What shares can I vote?	2
Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?	3
Q: How can I attend the annual meeting?	3
Q: How can I vote my shares in person at the annual meeting?	3
Q: How can I vote my shares without attending the annual meeting?	3
Q: Can I change my vote?	4
Q: Is my vote confidential?	4
Q: How many shares must be present or represented to conduct business at the annual meeting?	4
Q: How are votes counted?	4
Q: What is the voting requirement to approve each of the proposals?	5
Q: Is cumulative voting permitted for the election of directors?	5
Q: What happens if additional matters are presented at the annual meeting?	5
Q: What should I do if I receive more than one set of voting materials?	5
Q: How may I obtain a separate set of voting materials?	5
Q: Who will bear the cost of soliciting votes for the annual meeting?	5
Q: Where can I find the voting results of the annual meeting?	6
Q: What is the deadline to propose actions for consideration at next year's annual meeting of shareholders or to nominate individuals to serve as directors?	6
Q: How may I communicate with Teekay's Board or the non-management directors on Teekay's Board?	7
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS	8
Board Independence	8
Board Structure and Committee Composition	8
Consideration of Director Nominees	12
Executive Sessions	13
Communications with the Board	14

i

ii

TEEKAY CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date	Tuesday, June 3, 2008, 9:00 a.m. (London time)
Place	The Royal Automobile Club, The Mall Room, 89 Pall Mall, London, SW1Y 5HS
Items of Business	(1) To elect three directors to Teekay's Board of Directors for a term of three years.
(2) To ratify the selection of Ernst & Young LLP, Chartered Accountants, as Teekay's independent auditors for the fiscal year ending December 31, 2008.
(3) To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.
Adjournments and Postponements
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date
The record date for the annual meeting is April 7, 2008.  Only shareholders of record at the close of business on that date will be entitled to notice, and to vote at, the annual meeting or any adjournment or postponement of the meeting.

Voting
Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy for the annual meeting by completing, signing, dating and returning your proxy card in the enclosed envelope. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers beginning on page 2 of this proxy statement and the instructions on the proxy or voting instruction card.

By Order of the Board of Directors

/s/ Arthur J. Bensler
ARTHUR J. BENSLER
Secretary

May 1, 2008

This notice of annual meeting and proxy statement and form of proxy are being distributed on or about
May 5, 2008.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q: Why am I receiving these materials?

A:
The Board of Directors (or Board) of Teekay Corporation, a corporation organized in the Republic of the Marshall Islands (or Teekay), is providing these proxy materials for you in connection with Teekay's Annual Meeting of Shareholders, which will take place on June 3, 2008.  As a shareholder, you are invited to attend the annual meeting and are entitled and requested to vote on the items of business described in this proxy statement.

Q: What information is contained in this proxy statement?

A:
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and Teekay’s most highly-paid executive officers, and certain other information about Teekay.

Q: How may I obtain Teekay's annual report to shareholders?

A:  A copy of our annual report to shareholders is enclosed.

Q: How may I obtain Teekay's Annual Report on Form 20-F filed with the SEC?

A:	Our 2007 Annual Report on Form 20-F is included in our annual report to shareholders. Shareholders may also request a free copy of our 2007 Annual Report on Form 20-F from:

Teekay Corporation Suite 2000, Bentall 5 550 Burrard Street Vancouver, BC V6C 2K2 Attention: Investor Relations Telephone: (604) 844-6654 Email: investor.relations@teekay.com

Teekay will also furnish any exhibit to the Form 20-F if specifically requested.  Copies of the 2007 Annual Report on Form 20-F are also available under "SEC Filings" in the Investor Centre section of our website at www.teekay.com and at the SEC's EDGAR database on the SEC's website at www.sec.gov.

Q: What items of business will be voted on at the annual meeting?

A:	The items of business scheduled to be voted on at the annual meeting are:

•	The election of three directors to Teekay's Board for a term of three years, and

•	The ratification of our independent auditors for the 2008 fiscal year.

We will also consider any other business that properly comes before the annual meeting.

Q: How does the Board recommend that I vote?

A:	The Board recommends that you vote your shares "FOR" each of the nominees to the Board, and "FOR" the ratification of the independent auditors for the 2008 fiscal year.

Q: What shares can I vote?

A:
Each share of Teekay common stock issued and outstanding as of the close of business on April 7, 2008, the record date for the annual meeting, is entitled to be voted on all items being voted upon at the annual meeting.  The record date for the annual meeting is the date used to determine both the number of shares of Teekay's common stock that are entitled to be voted at the annual meeting and the identity of the shareholders of record and beneficial owners of those shares of common stock who are entitled to vote those shares at the annual meeting.  On the record date for the annual meeting we had approximately 72,801,000  shares of common stock issued and outstanding.

You may vote all shares owned by you as of the record date for the annual meeting, including (1) shares held directly in your name as the shareholder of record, including shares purchased through Teekay's Dividend Reinvestment Plan, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
Most Teekay shareholders hold their shares through a broker or other nominee rather than directly in their own name.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Teekay's transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Teekay.  As the shareholder of record, you have the right to grant your voting proxy directly to Teekay or to vote in person at the meeting.  Teekay has enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q: How can I attend the annual meeting?

A:
You are entitled to attend the annual meeting only if you were a Teekay shareholder as of the close of business on April 7, 2008 or you hold a valid proxy for the annual meeting.  You should be prepared to present photo identification for admittance.  In addition, if you are a shareholder of record, your name will be verified against the list of shareholders of record on the record date prior to your being admitted to the annual meeting.  If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.  If you do not provide photo identification or comply with the procedures outlined above upon request, you will not be admitted to the annual meeting.  The meeting is scheduled to begin promptly at 9:00 a.m., London time.

Q: How can I vote my shares in person at the annual meeting?

A:
Shares held in your name as the shareholder of record may be voted in person at the annual meeting.  Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.  Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q: How can I vote my shares without attending the annual meeting?

A:
Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting.  If you are a shareholder of record, you may vote by submitting a proxy.  If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee.

Shareholders of record of Teekay common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the enclosed envelopes.  Teekay shareholders who hold shares beneficially in street name may vote by completing, signing and dating the voting instruction cards provided and mailing them in the enclosed envelopes, or otherwise as directed in the voting instruction card provided by your broker, trustee or nominee.

Q: Can I change my vote?

A:
You may change your vote at any time prior to the vote at the annual meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Teekay Corporate Secretary by mail received prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.  For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q: Is my vote confidential?

A.
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed either within Teekay or to third parties, except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. Occasionally shareholders provide written comments on their proxy card, which are then forwarded to Teekay's management.

Q: How many shares must be present or represented to conduct business at the annual meeting?

A:
The general quorum requirement for holding the annual meeting and transacting business is that holders of a majority of shares of Teekay common stock entitled to vote must be present in person or represented by proxy.  However, the number of shares required to be represented at the annual meeting to constitute a quorum is reduced from a majority to one-third of the shares entitled to vote on a specific matter if that matter is recommended by the Continuing Directors or, for purposes of voting on the election of directors, if all nominees are recommended by the Continuing Directors. Continuing Directors means the incumbent members of the Board of Directors that were members of the Board on May 31, 2006 and any persons who have been or are subsequently elected or appointed to the Board if such persons are recommended by a majority of the Continuing Directors. The Continuing Directors have recommended for election all the nominees for director set out in this proxy statement and the ratification of the selection of Ernst & Young LLP, Chartered Accountants, as Teekay's independent auditors for the 2008 fiscal year.  Accordingly, the quorum for each of these matters will be one-third of the shares entitled to vote, present in person or represented by proxy.  Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q: How are votes counted?

A.
In the election of directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees.  For the other item of business, you may vote "FOR," "AGAINST" or "ABSTAIN." If you "ABSTAIN," the abstention has the same effect as a vote "AGAINST."

If you provide specific instructions for a given item, your shares will be voted as you instruct on such item. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (i.e., "FOR" all of Teekay's nominees to the Board, "FOR" ratification of the independent auditors and in the discretion of the proxy holders on any other matters that properly come before the meeting).

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.  In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.  Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Q: What is the voting requirement to approve each of the proposals?

A:
In the election of directors, the three persons receiving the highest number of "FOR" votes at the annual meeting will be elected. The other proposals require the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy and entitled to vote on that proposal at the annual meeting.

Q: Is cumulative voting permitted for the election of directors?

A:
No. Teekay does not allow you to cumulate your vote in the election of directors.  For all matters proposed for shareholder action at the annual meeting, each share of common stock outstanding as of the close of business on the record date is entitled to one vote.

Q: What happens if additional matters are presented at the annual meeting?

A.
Other than the two items of business described in this proxy statement, we are not aware of any business to be acted upon at the annual meeting.  If you grant a proxy, the persons named as proxyholders, Bjorn Moller, Peter Evensen and Arthur J. Bensler, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.  If for any unforeseen reason any of our nominees are not available as a candidate for director, the persons named as proxyholders will vote your proxy for such candidate or candidates as may be nominated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

Q: What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares.  If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card.  Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q: How may I obtain a separate set of voting materials?

A:
If you share an address with another shareholder, you may receive only one set of proxy materials (including our annual report to shareholders, our 2007 Annual Report on Form 20-F and this proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may contact us to request a separate copy of these materials at:

Teekay Corporation Suite 2000, Bentall 5 550 Burrard Street Vancouver, BC V6C 2K2 Attention: Investor Relations Telephone: (604) 844-6654 Email: investor.relations@teekay.com

Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may contact us as indicated above to request delivery of a single copy of these materials.

Q: Who will bear the cost of soliciting votes for the annual meeting?

A:
Teekay is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.  Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to shareholders.

Q: Where can I find the voting results of the annual meeting?

A:	We intend to announce preliminary voting results at the annual meeting and publish final results in our report on Form 6-K for the second quarter of fiscal 2008.

Q:	What is the deadline to propose actions for consideration at next year's annual meeting of shareholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future shareholder meetings as indicated below.

Shareholder Proposals

For a shareholder proposal to be considered for inclusion in Teekay's proxy statement for the annual meeting next year, the written proposal must be received by Teekay's Corporate Secretary at the address set forth below no later than December 31, 2008.  If the date of next year's annual meeting is moved more than 30 days before or after the anniversary date of this year's annual meeting, the deadline for inclusion of proposals in Teekay's proxy statement will be instead a reasonable time before Teekay begins to print and mail its proxy materials.  Such proposals also will need to comply with Teekay's bylaws provisions regarding business to be brought before a shareholder meeting. Proposals should be sent by mail or facsimile addressed to:

Corporate Secretary Teekay Corporation Suite 2000, Bentall 5 550 Burrard Street Vancouver, BC V6C 2K2 Facsimile: (604) 609-6447

For a shareholder proposal that is not intended to be included in Teekay's proxy statement as described above, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Teekay common stock to approve that proposal, provide the information required by Teekay's bylaws and give timely notice to Teekay's Corporate Secretary in accordance with the bylaws, which, in general, require that the notice be received by the Corporate Secretary not less than 60 days or more than 90 days prior to the meeting date.

Nomination of Director Candidates

You may propose director candidates for consideration by the Board's Nominating and Governance Committee. Any such recommendation should include the nominee's name and qualifications for Board membership and should be directed to Teekay's Corporate Secretary at the address set forth above. In addition, Teekay's bylaws permit shareholders to nominate directors for election at an annual shareholder meeting. To nominate a director, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Teekay common stock to elect such nominee and provide the information required by Teekay's bylaws, as well as a statement by the nominee acknowledging that he or she will owe a fiduciary obligation to Teekay and its shareholders. In addition, the shareholder must give timely notice to Teekay's Corporate Secretary in accordance with the bylaws, which, in general, require that the notice be received by the Corporate Secretary within the time period described above under "Shareholder Proposals."

Copy of Bylaws Provisions

You may contact Teekay's Corporate Secretary at the address set forth above for a copy of the relevant bylaws provisions regarding the requirements for making shareholder proposals and nominating director candidates.  Teekay's bylaws are also available under "Corporate Governance" in the Investor Centre section of Teekay's website at www.teekay.com.

Q:	How may I communicate with Teekay's Board or the non-management directors on Teekay's Board?

A:	You may submit any communication intended for Teekay's Board or the non-management directors by directing the communication by mail or fax addressed as follows:

Teekay Corporation Suite No. 1778, Par-la-Ville Road Hamilton, HM 11 Bermuda Attention: Chairman Facsimile: (441) 292-3931

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Teekay is committed to sound corporate governance principles.  These principles contribute to Teekay's business success and are essential to maintaining Teekay's integrity in the marketplace.  Teekay's Corporate Governance Guidelines and Standards of Business Conduct are available under "Corporate Governance" in the Investor Centre section of its website at www.teekay.com.

Board Independence

The Board has determined that each of our directors, other than Bjorn Moller, our President and Chief Executive Officer, has no material relationship with Teekay (either directly or as a partner, shareholder or officer of an organization that has a relationship with Teekay) and is independent within the meaning of Teekay's director independence standards, which reflect the New York Stock Exchange (or NYSE) director independence standards, as currently in effect.  In making this determination, the Board considered the relationships of Thomas Kuo-Yuen Hsu and Axel Karlshoej with our largest shareholder and concluded these relationships do not materially affect their independence as directors.  Please read "Certain Relationships and Related Transactions" for additional information.  Each of the current directors standing for re-election at the annual meeting is an independent director.

The Board has determined that each member of each of Teekay's Board committees has no material relationship with Teekay (either directly or as a partner, shareholder or officer of an organization that has a relationship with Teekay) and is independent within the meaning of Teekay's director independence standards.  In addition, the Board has determined that each member of the Audit Committee also satisfies Teekay's Audit Committee member independence standards, which reflect applicable NYSE and SEC audit committee member independence standards.

Board Structure and Committee Composition

As of the date of this proxy statement, the Board has nine directors and the following three committees: (1) Audit, (2) Compensation and Human Resources, and (3) Nominating and Governance.  The function of each of the committees is described later in this section.  Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available under "Corporate Governance" in the Investor Centre section of Teekay's website at www.teekay.com.  During fiscal 2007, the Board held 9 meetings.  Each director attended all Board meetings, except for two Board meetings at which one director was absent. Each director attended all applicable committee meetings.  The membership of each of the committees for fiscal 2007, and as of the date of this proxy statement, and the number of meetings of each committee held in fiscal 2007 are as follows:
Name of Director	Audit		Compensation and Human Resources		Nominating and Governance
Non-Employee Directors:
Ian D. Blackburne			X		X	*
James R. Clark	X
C. Sean Day			X	*
Peter S. Janson	X		X
Axel Karlshoej			X
Thomas Kuo-Yuen Hsu					X
Eileen A. Mercier	X	*			X
Tore I. Sandvold					X
Employee Directors:
Bjorn Moller
Number of Meetings in Fiscal 2007	6		4		4
_________

X = Committee member
* = Chair

Audit Committee

Teekay's Audit Committee is composed entirely of directors who satisfy applicable NYSE and SEC audit committee independence standards.  All members of the committee are financially literate and the Board has determined that Eileen A. Mercier qualifies as an audit committee financial expert.

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of:

•	the integrity of Teekay's financial statements;

•	Teekay's compliance with legal and regulatory requirements;

•	the independent auditors' qualifications and independence; and

•	the performance of Teekay's internal audit function and independent auditors.

Specific duties of the Audit Committee include, among others: preparing an Audit Committee report for inclusion in the annual proxy statement; annually reviewing the Audit Committee charter and the Committee's performance; appointing, evaluating and compensating Teekay's independent auditors; pre-approving the retention of the independent auditors for audit and permitted non-audit services; reviewing Teekay's financial statements; reviewing Teekay's internal controls, internal audit function and corporate policies with respect to financial information; overseeing the establishment of procedures for handling complaints concerning financial, accounting, internal accounting controls and auditing matters;  periodically reviewing and monitoring compliance with and the effectiveness of Teekay's Standards of Business Conduct; and periodically reviewing risks that may have a significant impact on Teekay's financial statements. The Audit Committee works closely with Teekay's management, internal auditors and independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Teekay for, outside legal, accounting and other advisors as the Audit Committee deems necessary to fulfill its duties.

The report of the Audit Committee is included on page 24 of this proxy statement. The Committee's charter is available under "Corporate Governance" in the Investor Centre section of Teekay's website at www.teekay.com.

Compensation and Human Resources Committee

Teekay's executive compensation program is administered by the Compensation and Human Resources Committee of the Board of Directors (or the Compensation Committee).  The Compensation Committee is composed entirely of non-employee directors who are independent, as determined by the Board, within the meaning of applicable NYSE standards.

The Compensation Committee:

•
reviews and approves corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluates the Chief Executive Officer's performance in light of these goals and objectives and determines the Chief Executive's compensation;

•
reviews and approves the evaluation process and compensation structure for executives, other than the Chief Executive Officer, evaluates their performance and sets their compensation based on this evaluation;

•	reviews and makes recommendations to the Board regarding compensation for directors;

•	establishes and administers long-term incentive compensation and equity-based plans; and

•	oversees Teekay's other compensation plans, policies and programs.

Specific duties of the Compensation Committee include, among others: developing an executive compensation philosophy and annually reviewing executive compensation programs and practices; approving special employment, severance, change-in-control and retirement agreements or arrangements for executive officers; monitoring director and executive stock ownership; and annually evaluating the Compensation Committee's performance and its charter. The Compensation Committee has the authority to retain compensation consultants and experts in fulfilling its duties and to compensate these advisors.

The Compensation Committee's charter is available under "Corporate Governance" in the Investor Centre section of Teekay's website at www.teekay.com.

The Compensation Committee met four times during fiscal 2007.  The Compensation Committee has retained the services of an external executive compensation consultant, Hewitt Associates.  The consultant assists the Compensation Committee in its review of executive compensation, including assessing the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations.  The nature and scope of services rendered by Hewitt Associates on the Compensation Committee’s behalf is described below:

•	Providing competitive market pay analyses and market trend information relevant to executive and Board compensation;

•	Advising as to recent relevant regulatory, technical, and accounting considerations impacting executive compensation and executive benefit programs;

•	Assisting with the design or redesign of any executive compensation or executive benefit programs, if requested; and

•	Preparing for and attending selected management and Compensation Committee meetings.

The Compensation Committee did not direct Hewitt Associates to perform the above services in any particular manner or under any particular method. The Compensation Committee has the final authority to hire and terminate the consultant, and the Compensation Committee evaluates the consultant periodically.  The Compensation Committee approves all invoices for executive compensation work performed by the consultant. The consultant may perform other services for Teekay.

Compensation Report on Executive Compensation

The Compensation Committee has furnished the following report on executive compensation for fiscal 2007.

Executive Compensation Philosophy.  Employees are the key to Teekay’s success. The goals of Teekay's compensation programs are to:

•	balance Teekay’s need to attract and retain key talent as it becomes an increasingly visible, global corporation against the need for compensation that is weighted towards pay for performance;

•	support the achievement of Teekay’s business strategies and the enhancement of shareholder value; and

•	encourage Teekay’s executives to work together as “One Teekay” over the longer-term and to accept direct responsibility for their individual business goals.

Executive Compensation Program and Practices.  There are five main program elements:

•	Base salary, which acknowledges the market value of the particular executive role, internal pay equity, and each individual executive’s ability to sustain performance;

•
Annual incentive, which communicates critical corporate success factors, links all executives to the results of Teekay, reflects individual performance for the year, and motivates executives to achieve higher levels of success with an ‘uncapped’ formula;

•	Pensions, benefits, and perquisites, which are provided at competitive levels to attract and retain key talent;

•
Long-term Incentive Plan, which focuses on the returns realized by the shareholders, acknowledges and assists in retaining those executives who can influence the long-term performance of Teekay by rewarding them for delivering corporate results.  The Long-Term Incentive Plan provides a balance against short-term decisions and encourages a longer time horizon for decisions; and

•
Vision Incentive Plan (or VIP), which rewards exceptional corporate performance and shareholder return in the successful transformation of Teekay (to be assessed until the end of 2010); the VIP is a discrete plan that expires after 2010 and is not a permanent element of Teekay’s Executive Compensation Program.

The pay-for-performance elements of Teekay’s Executive Compensation Program (excluding the VIP) are expected to be greater than 50% of total compensation, and longer-term incentive compensation should provide greater opportunity for reward than annual cash compensation at target.

The Compensation Committee believes that there is not a strong comparator group for Teekay due to its unique business mix of spot revenues and longer-term fixed rate contract revenues.  Therefore, total executive compensation is targeted against a comparator group that has been categorized into.

•	publicly-traded U.S. oil and gas corporations with revenues of $0.1 billion to $22 billion; and

•	publicly-traded Canadian oil and gas corporations with revenues of $3 billion to $19 billion.

As some of these comparator corporations have greater revenues than Teekay, regression analysis is used on a limited basis  for the U.S. market data to create size-adjusted compensation levels comparable to Teekay.  Compensation targets are set up to the median total compensation of each comparator group.  The decision to target up to the median, as opposed to at the median or higher, provides room for increasing Teekay’s executive compensation as Teekay grows.  In addition, a group of U.S. marine transportation companies is used as a secondary reference as these companies are considered competitors for talent, especially at the executive level.

Executive Compensation for 2007

Base Salary. Base salary is targeted up to the median of the comparator group and is determined by individual performance.

Annual Incentive Plan.  Teekay’s annual short term incentive program for executives is linked to both company performance and individual performance.  In 2007, two-thirds of the annual incentive award was based on Teekay’s corporate performance and one-third was based on each executive’s individual performance.

Teekay's corporate performance was measured using the following financial measures:

•	return on invested capital for its spot tanker segment relative to its spot tanker peer group;

•	return on invested capital for each of its segments relative to their weighted-average cost of capital; and

•	total shareholder return relative to Teekay’s peer group.

In 2007, Teekay’s spot tanker segment generated a return on invested capital that was comparable to the companies in its spot tanker peer group.  All but one of  Teekay’s segments generated returns in excess of their weighted-average cost of capital, thereby generating economic value for Teekay’s shareholders.  Teekay’s total shareholder return for 2007 was comparable to its peer group.  Overall, 2007 was a solid financial year for Teekay.

Long-term Incentive Programs.  For 2007, Teekay’s executive officers received stock option grants under Teekay's 2003 Equity Incentive Plan. Each stock option grant allows the executive officer to acquire shares of Teekay's common stock, subject to the completion of a three-year vesting period and continued employment with Teekay.  These options entitle the executive officer to acquire shares at a fixed price per share (i.e., the fair market value on the grant date) and have a ten-year term. From time to time, Teekay also grants shares of restricted stock or restricted stock units to reward exceptional performance and encourage retention.

In 2005, Teekay adopted the VIP to reward exceptional corporate performance and shareholder returns and to reward a shift away from cycle-dependent results.  This plan will result in an award pool for senior management based on two measures: (a) economic profit from 2005 to 2010; and (b) the increase in market value added (MVA) from 2001 to 2010.  The VIP terminates on December 31, 2010.  From 2005 to 2010, annual economic profit contributions will be made to the award pool based upon the degree to which Teekay’s annual return on invested capital exceeds its weighted-average cost of capital.  Each contribution may be positive or negative.  At the end of 2010, a MVA contribution will be made to the VIP award pool if two threshold requirements are met:  (a) shares of Teekay’s common stock must have a market value for the 18 months prior to December 31, 2010, equal to at least 120% of Teekay’s book value per share; and (b) Teekay’s total shareholder return (or TSR) for the period from the beginning of 2001 to the end of 2010 must be above the 25th percentile relative to the TSR of the S&P 500 (as calculated in accordance with U.S. securities regulations) during the same period.  If both of the threshold requirements are met, then a MVA contribution will be made to the award pool.  The amount of this MVA contribution will range from a low of 1.5% of Teekay’s increase in MVA, for TSR performance between the 25th and 50th percentiles relative to the S&P 500, to a maximum of 6% of Teekay’s increase in MVA, for TSR performance above the 90th percentile relative to the S&P 500; the increase in Teekay’s MVA being calculated for the period from the beginning of 2001 to the end of 2010.  Individual awards relating to increases in MVA are capped at ten times the individual’s annual base salary and target annual incentive award.  The Board retains ultimate authority to amend, suspend, or terminate the VIP as the Board deems necessary if the operation of the Plan will result in a reward pool that is disproportionate to the benefit received by the shareholders of the Company as a result of unintended or unexpected circumstances.

In March 2008, the Board authorized an interim distribution to participants from the economic profit contributions accumulated in the preceding three years.  This interim distribution is in the form of restricted stock units and vests evenly over the next three years.  In 2011, the remaining balance of the VIP award pool will be distributed to the participants.  At least fifty percent of any distribution from the award pool must be paid in a form that is equity-based and with a vesting schedule of at least two years following any distribution.

Executive Share Ownership Guidelines. In 2005 we implemented share ownership guidelines for the executives of Teekay.  The guidelines are for common share holdings with an aggregate value of three times base salary for the Chief Executive Officer, two times base salary for Presidents and Executive Vice Presidents, and one times base salary for Senior Vice Presidents.  The guidelines should be achieved by March 2010 or, for executives subsequently joining Teekay or achieving a position covered by the guidelines, within five years after the guidelines become applicable to them.

Nominating and Governance Committee

The Nominating and Governance Committee:

•	identifies individuals qualified to become Board members;

•	selects and recommends to the Board director and committee member candidates;

•
develops and recommends to the Board corporate governance principles and policies applicable to Teekay, monitors compliance with these principles and policies and recommends to the Board appropriate changes; and

•	oversees the evaluation of the Board and its committees.

Specific duties of the Nominating and Governance Committee include, among others: annually assessing the size and composition of the Board; periodically reviewing director qualification criteria; annually reviewing and, as appropriate, recommending directors for continued service; overseeing the Board's committee structure; recommending Board committee assignments; monitoring compliance with Board and Board committee membership criteria; developing procedures for selecting the Chair of the Board; determining the method of communication between employees, shareholders and other interested parties and non-management directors; and annually evaluating the Committee's performance and its charter.  The Committee has the authority to obtain assistance from outside advisors in fulfilling its duties and to compensate these advisors.  A member of the Nominating and Governance Committee receives communications directed to non-management directors.

The Committee's charter is available under "Corporate Governance" in the Investor Centre section of Teekay's website at www.teekay.com.

Consideration of Director Nominees

Shareholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted shareholder nominations for Board of Directors candidates as described below under "Identifying and Evaluating Nominees for Directors." In evaluating these nominations, the Committee considers the balance of knowledge, experience and capability on the Board and the membership guidelines set forth below under "Director Qualifications."  Any shareholder nominations proposed for consideration by the Committee should include the nominee's name and qualifications for Board membership and should be mailed, addressed to:

Corporate Secretary Teekay Corporation Suite 2000, Bentall 5 550 Burrard Street Vancouver, BC V6C 2K2

In addition, Teekay's bylaws permit shareholders to nominate directors for consideration at an annual shareholder meeting. For a description of the process for nominating directors in accordance with Teekay's bylaws, see "Questions and Answers about the Proxy Materials and the Annual Meeting — What is the deadline to propose actions for consideration at next year's annual meeting of shareholders or to nominate individuals to serve as directors?" on page 6.

Director Qualifications

Teekay's Corporate Governance Guidelines include Board membership guidelines that the Nominating and Governance Committee should consider in reviewing and in recommending to the Board director nominees. Under these guidelines, members of the Board should have high standards of personal and professional ethics, integrity and values.  Among other things, the Nominating and Governance Committee should consider the nominee's training, experience and ability in making and overseeing policy in business, government or education sectors; willingness and availability to carry out his or her duties effectively; commitment to act in the best interests of Teekay and its stakeholders and to assess objectively Board, committee and management performance. In evaluating director nominees, the Nominating and Governance Committee also assesses an individual's qualifications, skills, experience, background and knowledge in light of the overall composition of the existing Board. Teekay's Corporate Governance Guidelines, which include a more detailed discussion of desired director qualifications, are available under "Corporate Governance" in the Investor Centre section of its website at www.teekay.com.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee uses a variety of methods for identifying and evaluating director nominees for recommendation to the Board for approval.  The Nominating and Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating and Governance Committee considers potential director candidates. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, shareholders or others.  These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any time during the year.  As described above, the Nominating and Governance Committee considers properly submitted shareholder nominations for candidates for the Board.  Following verification of the shareholder status of persons proposing candidates, any recommendations are aggregated and considered by the Nominating and Governance Committee.  If any materials are provided by a shareholder in connection with the nomination of a director candidate, these materials are forwarded to the Nominating and Governance Committee.  The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.  In evaluating these nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Executive Sessions

Teekay's non-management directors hold at least four executive sessions each year at which the non-management directors meet without management directors or other executives present.  The sessions are scheduled and chaired by the Chair of the Board. Any non-management director can request that additional executive sessions be scheduled.

Communications with the Board

Individuals may communicate with the Board by writing to Teekay's Board by mail or fax addressed to:

Teekay Corporation Suite No. 1778, Par-la-Ville Road Hamilton, HM 11 Bermuda Facsimile: (441) 292-3931

Communications that are intended specifically for non-management directors should be addressed to the Nominating and Governance Committee and sent to the above address.

DIRECTOR COMPENSATION

The following table provides information on Teekay's compensation and reimbursement practices during fiscal 2007 for non-employee directors, as well as the range of compensation paid to non-employee directors who served during fiscal 2007.  Teekay's employee directors do not receive any separate compensation for their Board activities.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE
FOR FISCAL 2007
Annual cash retainer	$50,000
Additional cash retainer for:
• Chair of the Board	$278,000
• Chair of the Audit Committee	$16,000
• Member of Audit Committee	$8,000
• Member of Compensation and Human Resources Committee	$5,000
• Member of Nominating and Governance Committee	$5,000
Annual retainer paid in Teekay securities (1)	$85,000
Additional retainer paid in Teekay securities to Chair of the Board (1)	$470,000
Reimbursement for expenses attendant to Board membership	Yes
Range of total compensation earned by directors (for the year)	$140,000 to $753,000
__________

(1)
Each director may elect to receive the securities portion of the annual retainer by a grant of restricted stock or stock options, valued using the Black-Scholes valuation model, under Teekay's 2003 Equity Incentive Plan.  During 2007, certain of the directors elected to receive this annual retainer in the form of stock options to purchase an aggregate of 6,100 shares of our common stock at an exercise price of $51.40 per share.  These options expire March 13, 2017, ten years after the date of their grant, and vest as to 1/3 of the shares on each of the first three anniversaries of their grant date.  The other directors elected to receive this annual retainer in the form of 19,040 shares of restricted stock, which also vest with respect to 1/3 of the shares on each of the first three anniversaries of their respective grant dates.

Each director is expected to acquire shares having a value of at least four times the value of the annual cash retainer paid to them for their Board service (excluding fees for Chair or Committee service) no later than May 14, 2008 or the fifth anniversary of the date on which the director joined the Board, whichever is later.

As at December 31, 2007, the non-employee directors held stock options to purchase a total of 257,522 shares of Teekay’s common stock at exercise prices ranging from $8.44 to $51.40 per share and with expiration dates between June 13, 2008 and March 13, 2017, ten years after each option’s respective grant date.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Teekay's Board of Directors currently consists of nine directors divided into three classes: Class I, Class II and Class III. The number of directors in each class is required to be as nearly equal as possible.  At the 2008 annual meeting, three Class III directors will be elected to serve for three-year terms until the 2011 annual meeting and until their successors are elected. The remaining six directors are divided into two classes of three Class I directors and three Class II directors, whose terms expire in 2009 and 2010, respectively.  Votes may not be cast for a greater number of director nominees than three.

Information regarding the business experience of each nominee is provided below.  There are no family relationships among Teekay's executive officers and directors.

If you sign your proxy or voting instruction card but do not give instructions for the voting of directors, your shares will be voted "FOR" the three persons recommended by the Board.  If you wish to give specific instructions for the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card.

The three persons receiving the highest number of "FOR" votes represented by shares of Teekay common stock, present in person or represented by proxy and entitled to be voted at the annual meeting will be elected.

The Board expects that all of the nominees will be available to serve as directors.  If for any unforeseen reason any of the Board's nominees is not available as a candidate for director, the proxyholders, Bjorn Moller, Peter Evensen and Arthur J. Bensler, will vote your proxy for such other candidate or candidates as may be nominated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

The Board recommends a vote FOR the election to the Board of the each of the following nominees.

INFORMATION ABOUT THE DIRECTOR NOMINEES

Class III Directors (terms expire in 2008)

Thomas Kuo-Yuen Hsu Director since 1993 Age 61
Mr. Kuo-Yuen Hsu is a director of CNC Industries, an affiliate of the Expedo Group of Companies that manages a fleet of six vessels of 70,000 dead weight tonnes (dwt).  He has been a Committee Director of the Britannia Steam Ship Insurance Association Limited since 1988.  Please read "Certain Relationships and Related Transactions."

Axel Karlshoej Director since 1989 Age 67
Mr. Karlshoej was Chair of the Teekay Board from June 1994 to September 1999, and has been Chair Emeritus since stepping down as Chair. Mr. Karlshoej is President and serves on the compensation committee of Nordic Industries, a California general construction firm with which he has served for the past 30 years. He is the older brother of the late J. Torben Karlshoej, Teekay's founder.  Please read "Certain Relationships and Related Transactions."

Bjorn Moller Director since April 1998 Age 50
Mr. Moller became Teekay's President and Chief Executive Officer in April 1998.  Mr.  Moller has served as Vice Chairman and a Director of Teekay GP L.L.C., a wholly owned subsidiary of Teekay and the general partner of Teekay LNG Partners L.P., a publicly traded entity controlled by Teekay, since Teekay GP L.L.C. was formed in November 2004.  As well, he has served as Vice Chairman and a Director of Teekay Offshore GP L.L.C., a wholly owned subsidiary of Teekay and the general partner of Teekay Offshore Partners L.P., a publicly traded entity controlled by Teekay, since Teekay Offshore GP L.L.C. was formed in August 2006.  Mr. Moller has also served as Chief Executive Officer and Director of Teekay Tankers Ltd., a publicly traded entity controlled by Teekay, since Teekay Tankers Ltd. was formed in October 2007.  Mr. Moller has over 25 years' experience in the shipping industry and in December 2006 he was appointed Chairman of the International Tanker Owners Pollution Federation.  He has served in senior management positions with Teekay for more than 15 years and has headed Teekay's overall operations since January 1997, following his promotion to the position of Chief Operating Officer. Prior to this, Mr. Moller headed Teekay's global chartering operations and business development activities.

INFORMATION ABOUT DIRECTORS CONTINUING IN OFFICE

Class I Directors (terms expire in 2009)

Dr. Ian D. Blackburne Director since 2000 Age 62
Dr. Blackburne has over 25 years' experience in petroleum refining and marketing, and in March 2000 he retired as Managing Director and Chief Executive Officer of Caltex Australia Limited, a large petroleum refining and marketing conglomerate based in Australia.  He is currently serving as Chairman of CSR Limited and is a director of Suncorp-Metway Ltd. and Symbion Health Limited, Australian public companies in the diversified industrial and financial sectors.  Dr. Blackburne was also the Chairman of the Australian Nuclear Science and Technology Organization.

J. Rod Clark Director since 2006 Age 57
Mr. Clark was President and Chief Operating Officer of Baker Hughes Incorporated from February 2004 until his retirement in January 2008. Previously, he was Vice President, Marketing and Technology from 2003 to 2004, having joined Baker Hughes Incorporated in 2001 as Vice President and President of Baker Petrolite Corporation.  Mr. Clark was President and Chief Executive Officer of Consolidated Equipment Companies, Inc. from 2000 to 2001 and President of Sperry-Sun, a Halliburton company, from 1996 to 1999.  He has also held financial, operational and leadership positions with FMC Corporation, Schlumberger Limited and Grace Energy Corporation.  Mr. Clark also serves on the Board of Incorporate Members of Dallas Theological Seminary and is a Trustee of the Center for Christian Growth, both in Dallas, Texas.

C. Sean Day Director since 1998 Age 58
Mr. Day has served as Chair of the Board of Teekay Corporation since September 1999.  Mr. Day has also served as Chairman of Teekay GP L.L.C., the general partner of Teekay LNG Partners L.P., since it was formed in November 2004, as Chairman of Teekay Offshore GP L.L.C., the general partner of Teekay Offshore Partners L.P., since it was formed in August 2006 and Chairman of Teekay Tankers Ltd. since it was formed in October 2007.  From 1989 to 1999, he was President and Chief Executive Officer of Navios Corporation, a large bulk shipping company based in Stamford, Connecticut.  Prior to holding this position, Mr. Day held a number of senior management positions in the shipping and finance industries.  He is currently serving as a director of Kirby Corporation and is Chairman of Compass Diversified Holdings.

Class II Directors (terms expire in 2010)

Peter S. Janson Director since 2005 Age 60
Mr. Janson was appointed as a director in July 2005.  From 1999 to 2002, Mr. Janson was the Chief Executive Officer of Amec Inc. (formerly Agra Inc.), a publicly traded engineering and construction company.  Prior to joining Amec Inc., he served as the President and Chief Executive Officer of Canadian operations for Asea Brown Boveri Inc. from 1986 to 1994, a company for which he also served as Chief Executive Officer of U.S. Operations from 1996 to 1999.  Mr. Janson has also served as a member of the Business Round Table in the United States, and as a member of the National Advisory Board on Sciences and Technology in Canada.  He is also a director of Terra Industries Inc. and IEC Holden Inc.

Eileen A. Mercier Director since 2000 Age 60
Ms. Mercier has over 37 years experience in a wide variety of financial and strategic planning positions, including Senior Vice President and Chief Financial Officer for AbitibiPrice Inc. from 1990 to 1995.  She formed her own consulting company, Finvoy Management Inc. and acted as President from 1995 to 2003.  She currently serves as Chairman of the Ontario Teachers’ Pension Plan, director for ING Bank of Canada and York University, and as a director and audit committee member for CGI Group Inc. and ING Canada Inc.

Tore I. Sandvold Director since 2003 Age 60
Mr. Sandvold has over 30 years' experience in the oil and energy industry. From 1973 to 1987 he served in the Norwegian Ministry of Industry, Oil & Energy, in a variety of positions in the area of domestic and international energy policy.  From 1987 to 1990 he served as the Counselor for Energy in the Norwegian Embassy in Washington, D.C. From 1990 to 2001 Mr. Sandvold served as Director General of the Norwegian Ministry of Oil & Energy, with overall responsibility for Norway's national and international oil and gas policy.  From 2001 to 2002 he served as Chairman of the Board of Petoro, the Norwegian state-owned oil company that is the largest oil asset manager on the Norwegian continental shelf. From 2002 to the present, Mr. Sandvold, through his company, Sandvold Energy AS, has acted as advisor to companies and advisory bodies in the energy industry.  Mr. Sandvold serves on other boards, including those of Schlumberger Limited, E. on Ruhrgas Norge AS and Lambert Energy Advisory Ltd.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Ernst & Young LLP, Chartered Accountants, to examine the financial statements of Teekay for the fiscal year ending December 31, 2008. Ernst & Young LLP, Chartered Accountants, examined the financial statements of Teekay for the fiscal year ended December 31, 2007 and also provided certain tax and other audit-related services during fiscal 2007.  Please see "Principal Auditor Fees and Services" on page 23.

The Board recommends a vote FOR the ratification of the selection of Ernst & Young LLP, Chartered Accountants, as Teekay's independent auditors for fiscal 2008.  If the appointment is not ratified, Teekay's Audit Committee will consider whether it should select this firm as Teekay's independent auditors.

Vote Required

Ratification of the appointment of Ernst & Young LLP, Chartered Accountants, as Teekay's independent auditors for fiscal 2008 requires the affirmative vote of a majority of the shares of Teekay common stock present in person or represented by proxy and entitled to be voted at the meeting.

COMMON STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership, as of April 7, 2008 (except as otherwise noted), of Teekay common stock by:

•	each person or entity known by Teekay to beneficially own more than 5% of Teekay's common stock; and

•	all current Teekay directors and executive officers as a group.

The information provided in the table is based on information filed with the SEC and information provided to Teekay.

The number of shares beneficially owned by each person, entity, director or executive officer is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules a person or entity beneficially owns any shares as to which the person or entity has or shares voting or investment power. In addition a person or entity beneficially owns any shares that the person or entity has the right to acquire as of June 6, 2008 (60 days after April 7, 2008) through the exercise of any stock option or other right.  Unless otherwise indicated, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

Beneficial Ownership Table
Name and Address of Beneficial Owner	Amount of Shares Beneficially Owned		Percent of Class
Resolute Investments, Ltd. (1) 69 Pitts Bay Road Pembroke HM 08, Bermuda	30,431,380		41.8%

FMR Corp., Edward C. Johnson 3rd, and Abigail P Johnson, as a group (2) 82 Devonshire Street Boston, Massachusetts 02109	8,243,375		11.3%

Neuberger Berman Inc. (3) 605 Third Avenue New York, New York 10158	6,599,239		9.1%

Iridian Asset Management, LLC (4) 276 Post Road West West Port, Connecticut 06880-4704	6,214,992		8.5%

JPMorgan Chase & Co. (5) 270 Park Avenue New York, New York 10017	3,788,220		5.1%

All current directors and executive officers, as a group (17 persons) (6)	1,521,047	(5)	2.1%
________

(1)	This information is based on the Schedule 13D/A filed with the SEC on March 31, 2008. Please read "Certain Relationships and Related Transactions."

(2)
Includes sole voting power as to 124,400 shares and sole dispositive power as to 8,118,975 shares.  This information is based on the Schedule 13G/A filed by this group with the SEC on February 13, 2008.

(3)
Includes shared voting power as to 6,269,867 shares and shared dispositive power as to 6,599,239.  This information is based on the Schedule 13G/A filed by this investor with the SEC on February 12, 2008.

(4)	Includes shared voting power and shared dispositive power as to 6,214,992 shares. This information is based on the Schedule 13G/A filed by this investor with the SEC on February 4, 2008.

(5)
Includes sole voting power as to 2,683,375 shares, sole dispositive power as to 3,367,900 shares, and shared voting and dispositive power as to 419,690 shares.  This information is based on the Schedule 13G/A filed by this investor with the SEC on February 7, 2008.

(6)
Includes 1,356,860 shares subject to stock options exercisable by May 14, 2008 under Teekay’s director and executive officer stock option plans (the “Plans”) with a weighted-average exercise price of $31.33 that expire between June 12, 2008 and March 13, 2017.  Excludes (a) 1,173,560 shares of common stock subject to stock options exercisable after May 14, 2008 under the Plans with a weighted average exercise price of $42.63, that expire between June 1, 2015 and March 13, 2017 and (b) 30,880 shares of restricted stock which vest after May 14, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As at April 7, 2008, Resolute Investments, Ltd. (or Resolute) owned 41.8% of Teekay's outstanding common stock.  One of Teekay’s directors, Thomas Kuo-Yuen Hsu, is the President and a director of Resolute.  Another of Teekay’s directors, Axel Karlshoej, is a director of Path Spirit Limited, which is the protector of the trust that indirectly owns all of Resolute’s outstanding equity.

EXECUTIVE OFFICERS

Name	Age	Position
Moller, Bjorn*	50	Director, President and Chief Executive Officer
Bensler, Arthur	50	EVP, General Counsel and Secretary
Chan, Bruce	35	President Teekay Tanker Services, a division of Teekay Corporation
Evensen, Peter	49	EVP and Chief Strategy Officer
Glendinning, David	54	President, Teekay Gas Services, a division of Teekay Corporation
Hvid, Kenneth	39	President, Teekay Navion Shuttle Tankers and Offshore, a division of Teekay Corporation
Lok, Vincent	40	EVP and Chief Financial Officer
Lytzen, Peter	50	President, Teekay Petrojarl ASA, a subsidiary of Teekay Corporation
Westgarth, Graham	53	President, Teekay Marine Services, a division of Teekay Corporation
__________

* For information regarding Mr. Moller, please see "Proposal No. 1: Election of Directors — Information About Directors Continuing in Office" above.

Arthur Bensler joined Teekay in September 1998 as General Counsel. He was promoted to the position of Vice President in March 2002 and became the Corporate Secretary of Teekay in May 2003. He was appointed Senior Vice President in February 2004 and Executive Vice President in January 2006. Prior to joining Teekay, Mr. Bensler was a partner in a large Vancouver, Canada law firm, where he practiced corporate, commercial and maritime law from 1986 until joining Teekay.

Bruce Chan joined Teekay in September 1995.  Since then, in addition to spending a year in Teekay's London office, Mr. Chan has held a number of finance and accounting positions with the Company, including Vice President, Strategic Development from February 2004 until his promotion to the position of Senior Vice President, Corporate Resources in September 2005.  In April 2008, Mr. Chan was appointed President of the Company’s Teekay Tanker Services division, which is responsible for the commercial management of Teekay’s conventional crude oil and product tanker transportation services.  Prior to joining Teekay, Mr. Chan worked as a Chartered Accountant in the Vancouver, Canada office of Ernst & Young.

Peter Evensen joined Teekay in May 2003 as Senior Vice President, Treasurer and Chief Financial Officer.  He was appointed Executive Vice President and Chief Financial Officer in February 2004 and as Chief Strategy Officer in November 2006.  Mr. Evensen has served as the Chief Executive Officer and Chief Financial Officer of Teekay GP L.L.C. since it was formed in November 2004 and as a Director of Teekay GP L.L.C. since January 2005.  Mr. Evensen has served as Chief Executive Officer, Chief Financial Officer and a Director of Teekay Offshore GP L.L.C. since it was formed in August 2006.  Mr. Evensen has over 20 years of experience in banking and shipping finance.  Prior to joining Teekay, Mr. Evensen was Managing Director and Head of Global Shipping at J.P. Morgan Securities Inc. and worked in other senior positions for its predecessor firms.  His international industry experience includes positions in New York, London and Oslo.

David Glendinning joined Teekay in January 1987.  Since then, he has held a number of senior positions, including Vice President, Marine and Commercial Operations from January 1995 until his promotion to the position of Senior Vice President, Customer Relations and Marine Project Development in February 1999. In November 2003 Mr. Glendinning was appointed President of Teekay’s Gas and Offshore division, and was responsible for our initiatives in the liquefied natural gas (LNG) business and other areas of gas activity, as well as building an international presence in the floating storage and offtake business and related offshore activities. In 2006, he was appointed President, Teekay Gas Services, to recognize Teekay’s growing presence in this area.  Prior to joining Teekay, Mr. Glendinning, who is a Master Mariner, had 18 years sea service on oil tankers of various types and sizes.

Kenneth Hvid joined Teekay in October 2000 and was responsible for leading Teekay's global procurement activities until he was promoted in 2004 to Senior Vice President, Gas Services. During this time, Mr. Hvid was involved in leading Teekay through its entry and growth in the LNG business. He held this position until the beginning of 2006, when he was appointed President of Teekay's Navion Shuttle Tankers and Offshore division. In this role he is responsible for global shuttle tanker business as well as initiatives in the floating production, storage and offtake business and related offshore activities. Mr. Hvid has 18 years of global shipping experience, 12 of which were spent with A.P. Moller in Copenhagen, San Francisco and Hong Kong.

Peter Lytzen joined Teekay Petrojarl ASA as President and Chief Executive Officer on August 1, 2007.  Mr. Lytzen’s experience includes over 20 years in the oil and gas industry and he joined Teekay Petrojarl from Maersk Contractors, where he most recently served as Vice President of Production. In this role, he held overall responsibility for Maersk Contractors’ technical tendering, construction and operation of Floating Production, Storage and Offtake (FPSO) and other offshore production solutions. He first joined Maersk in 1987 and held progressively responsible positions throughout the organization. Mr. Lytzen holds a degree in Mechanical Engineering from the Technical University of Denmark.

Vincent Lok joined Teekay in June 1993. Since then, he has held a number of finance and accounting positions, including Controller from 1997 until his promotions to the positions of Vice President, Finance in March 2002, Senior Vice President and Treasurer in February 2004 and Senior Vice President and Chief Financial Officer in November 2006.  Mr. Lok was promoted to Executive Vice President and Chief Financial Officer in July 2007.   Prior to joining Teekay, Mr. Lok worked in the Vancouver, Canada audit practice of Deloitte & Touche.

Graham Westgarth joined Teekay in February 1999 as Vice President, Marine Operations. He was promoted to the position of Senior Vice President, Marine Operations in December 1999. In November 2003 Mr. Westgarth was appointed President of our Teekay’s Marine Services division, which is responsible for all of Teekay's marine and technical operations as well as marketing a range of services and products to third parties, such as marine consulting services and computer-based marine training software. He has extensive shipping industry experience. Prior to joining Teekay, Mr. Westgarth was General Manager of Maersk Company (UK), where he joined as Master in 1987.  He has 35 years of industry experience, which includes 18 years of sea service, with five years in a command position.

EXECUTIVE COMPENSATION

The following table discloses compensation earned during fiscal 2007 by Teekay’s Chief Executive Officer and Teekay’s four other most highly paid executive officers (together with the Chief Executive Officer, the named executive officers), as well as their compensation earned from Teekay for each of fiscal 2006 and 2005.

Summary Compensation Table (1)

	Annual Compensation		Long-Term Compensation
Year	Salary	Bonus (2)	Restricted Stock Awards	Securities UnderlyingOptions (#)	All Other Compensation
2007	$2,668,515	$2,236,881	$-0-	321,900	$539,389	(3)
2006	$2,216,995	$2,023,255	$-0-	376,800	$470,522	(4)
2005	$2,065,808	$2,375,032	$-0-	155,900	$561,847	(5)
__________

(1)
Cash amounts set forth in this table were paid primarily in Canadian Dollars, but are reported here in U.S. Dollars using an exchange rage of .9920 Canadian Dollars for each U.S. Dollar for 2007; 1.17 Canadian Dollars for each U.S. Dollar for 2006 1.16 Canadian Dollars for each U.S. Dollar in 2005.

(2)	Bonus payments relate to the performance of the individual and Teekay in the given year.

(3)
Consists of $463,392 for the payment of employer contributions to pension plans, and $75,997 for the payment of life insurance premiums.  In addition, Teekay paid for parking, financial and tax planning services, annual medical checkups and other fitness-related benefits for the named executive officers, which in the aggregate amounted to less than $60,000.

(4)
Consists of $406,439 for the payment of employer contributions to pension plans, and $64,083 for the payment of life insurance premiums.  In addition, Teekay paid for parking, financial and tax planning services, annual medical checkups and other fitness-related benefits for the named executive officers, which in the aggregate amounts to less than $40,000.

(5)
Consists of $517,783 for the payment of employer contributions to pension plans, and $44,064 for the payment of life insurance premiums.  In addition, Teekay paid for parking, tax planning services and annual medical checkups for the named executive officers, which in the aggregate amounted to approximately $30,000.

Option Grants In Fiscal 2007

The following table provides information regarding aggregate option grants in fiscal 2007 by Teekay to the named executive officers.

Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year (2)	Weighted Average Exercise Price ($/Share)	Expiration Date
321,900	39%	$51.40	March 13, 2017
__________

(1)	All options granted in fiscal 2007 are exercisable in equal one-third amounts after each of the first three anniversaries of the grant.

(2)	In fiscal 2007, Teekay granted options to employees and directors to purchase an aggregate of 836,100 shares of common stock.

Aggregated Fiscal 2007 Year-End Options

The following table provides information on the aggregate named executive officers’ unexercised options at December 31, 2007.

Number of Securities Underlying Unexercised Options at Fiscal Year-End
Exercisable	Unexercisable
671,181	625,064

PRINCIPAL AUDITOR FEES AND SERVICES

The Audit Committee has appointed Ernst & Young LLP, Chartered Accountants, as Teekay's independent auditors for fiscal 2008.

Fees Incurred by Teekay for Ernst & Young LLP Services

Our principal accountant for 2007 and 2006 was Ernst & Young, LLP.  The following table shows the fees Teekay Corporation and our subsidiaries paid or accrued for audit and other services provided by Ernst & Young LLP for 2007 and 2006.

Fees	2007	2006
Audit Fees (1)	$3,156,900	$2,561,300
Audit-Related Fees (2)	189,400	101,500
Tax Fees (3)	279,100	226,500
All Other Fees (4)	1,500	2,200
Total	$3,626,900	$2,891,500

(1)
Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements and audit services provided in connection with other statutory or regulatory filings for Teekay or our subsidiaries. Audit fees for 2007 and 2006 include $611,800 and $334,400, respectively, of fees paid to Ernst & Young LLP by Teekay LNG Partners LP that were approved by the Audit Committee of the Board of Directors of Teekay LNG Partners LP. Audit fees for 2007 and 2006 include approximately $429,300 and $575,400, respectively, of fees paid to Ernst & Young LLP by our subsidiary Teekay Offshore Partners LP that were approved by the Audit Committee of the Board of Directors of Teekay Offshore.  Audit fees for 2007 include approximately $303,800 of fees paid to Ernst & Young LLP by our subsidiary, Teekay Tankers that were approved by the Audit Committee of the Board of Directors of Teekay.

(2)	Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits, services related to business acquisitions, divestitures and other attestation services.

(3)
For 2007 and 2006, respectively, tax fees principally included international tax planning fees of $26,200 and $8,700, corporate tax compliance fees of $64,400 and $103,100, and personal and expatriate tax services fees of $188,500 and $121,600.

(4)	All other fees principally include subscription fees to an internet database of accounting information.

The Audit Committee has the authority to pre-approve permissible audit-related and non-audit services not prohibited by law to be performed by our independent auditors and associated fees. Engagements for proposed services either may be separately pre-approved by the Audit Committee or entered into pursuant to detailed pre-approval policies and procedures established by the Audit Committee, as long as the Audit Committee is informed on a timely basis of any engagement entered into on that basis. The Audit Committee separately pre-approved all engagements and fees paid to our principal accountant in 2007.

REPORT OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

The Audit Committee assists the Board in fulfilling its responsibilities for oversight of:

•	the integrity of Teekay's financial statements;

•	Teekay's compliance with legal and regulatory requirements;

•	the independent auditors' qualifications and independence; and

•	the performance of Teekay's internal audit function and independent auditors.

The Audit Committee manages Teekay's relationship with its internal auditors and its independent auditors, who both report directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from Teekay for such advice and assistance.

Teekay's management has primary responsibility for preparing Teekay's consolidated financial statements and Teekay's financial reporting process. Teekay's independent auditors, Ernst & Young LLP, Chartered Accountants, are responsible for expressing an opinion on the conformity of Teekay's audited consolidated financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal 2007 with Teekay's management.

2.	The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as amended or modified.

3.
The Audit Committee has received the letter and written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed the matter of independence with the independent auditors.

4.
Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee has recommended to Teekay's Board of Directors, and the Board has approved, that Teekay's audited consolidated financial statements be included in Teekay's Annual Report on Form 20-F for fiscal 2007, for filing with the SEC.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Eileen A. Mercier, Chair
Peter S. Janson
J. Rod Clark

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